GREAT-WEST FUNDS, INC. RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 14, 2022, among Great West Funds, Inc., on behalf of itself and each Acquiring Fund(s) listed on Schedule A, severally and not jointly (each, an “Acquiring Fund”), and Fidelity Salem Street Trust (the “Underlying Trust”), on behalf of itself and each Acquired Fund listed on Schedule A, severally and not jointly (the “Acquired Fund” and together with the Acquiring Funds, the “Funds”), and shall be effective January 19, 2022.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange

Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Fund in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to comply with the relevant redemption protocols identified on

Schedule B to this Agreement, as may be updated by the Underlying Trust from time to time, whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. The Acquiring Fund will use reasonable efforts to comply with the relevant protocols identified on Schedule B to this Agreement, as may be updated by the Underlying Trust from time to time, regarding the scale of its investment in the Acquired Fund and the scale of its investment in the Acquired Fund. The Acquired Fund acknowledges and agrees that any information provided pursuant to foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase order is submitted, if any.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. For the avoidance of doubt, the Acquiring Fund acknowledges and agrees that any information provided by the Acquired Fund under this section is limited to publicly available fee and expense information.

2.  Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.  Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.  Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Jonathan Kreider c/o Great-West Capital Management, LLC 8525 E. Orchard Road, 1T3 Greenwood Village, CO 80111 Email: jonathan.kreider@greatwest.com	Kenneth Robins c/o Fidelity Investments 245 Summer Street, V10B Boston, MA 02210 Email: Kenneth.Robins@fmr.com

With a copy to:	With a copy to:
Ryan Logsdon Attn: Legal Dept. 8525 E. Orchard Road, 2T3 Greenwood Village, CO 80111 Email: ryan.logsdon@empower- retirement.com	Brian Blackburn Attn: Legal Dept. 245 Summer Street, V13E Boston, MA 02210 Email: Brian.Blackburn@fmr.com

5.	Term and Termination; Assignment; Amendment

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended only by a writing that is signed by each party.

(e) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f) This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.

6.	Miscellaneous

(a) Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(b) Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(c) Notice. The Acquiring Funds are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust (the “Trust Document”) of which the Acquired Fund is a series (the “Trust”) or other organizational documents and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Acquired Fund and its assets, and the Acquiring Funds shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Acquired Fund or any other series of the Trust. In addition, the Acquiring Funds shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Acquiring Funds understand that the rights and obligations of the Acquired Fund under the Trust Document or other organizational document are separate and distinct from those of any and all other series of the Trust.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Great-West Funds, Inc., on behalf of itself and the Acquiring Funds, severally and not jointly

/s/ Kelly New
Kelly New
Title: Treasurer

Fidelity Salem Street Trust, on behalf of itself and the Acquired Funds, severally and not jointly

/s/ Stacie Smith
Stacie Smith

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds	Acquired Funds

Great-West SecureFoundation Balanced Fund Great-West Lifetime 2015 Fund	Fidelity Emerging Markets Index Fund
Great-West Lifetime 2020 Fund
Great-West Lifetime 2025 Fund
Great-West Lifetime 2030 Fund
Great-West Lifetime 2035 Fund
Great-West Lifetime 2040 Fund
Great-West Lifetime 2045 Fund
Great-West Lifetime 2050 Fund
Great-West Lifetime 2055 Fund
Great-West Lifetime 2060 Fund

SCHEDULE B

Acquired Fund Investment Protocols

	(A) Max Daily Purchase Limit	(B) Max Permitted Ownership (as % of Fidelity Fund Outstanding Shares)	(C) Request Advance Notice of Redemptions	(D) Request Advance Notice of Purchases	(E) Reserve Ability to Redeem in Kind (Y or N)	(F) Redemption Threshold to which (C) Applies	(G) Purchase Threshold to which (D) Applies
Fidelity Emerging Markets Index Fund	None	25%	Yes 3 business days	Yes 3 business days	Y	2,500,000	2,500,000